CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for RAM Risk-Managed Growth Fund, a series of Northern Lights Fund Trust, we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to Northern Lights Fund Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 15, 2010